ADMINISTRATIVE AGREEMENT



This Agreement is made this 11th day of December, 1998, by and among UMB BANK, n.a., a national banking association having its principal office and place of business at 1010 Grand Boulevard, Kansas City, Missouri 64106 (the "Bank"), ND Resources, Inc., a North Dakota corporation, having its principal office and place of business at 1 North Main, Minot, ND 58703 ("Agent") and Investors Research Fund, Inc., a California corporation, having its principal office and place of business at 3757 State Street, Suite 204, Santa Barbara, CA ("Fund").

The effective date of this agreement is to be December 12, 1998.


WHEREAS, Fund is the sponsor of custodial accounts ("Accounts") pursuant to Custodial Agreements (the "Account Agreements") established for individual retirement accounts established under the provisions of Section 408 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (referred to herein collectively as the "Code") Simplified Employee Pension Plans, Savings Incentive Match Plan for Employees, ROTH IRAs,
EDUCATION IRAs (collectively referred to herein as Individual Retirement Accounts), 403(b) custodial accounts, and Investors Research Fund, Inc. Defined Contribution Plans pursuant to the provisions of the Investors Research Fund, Inc., Prototype Defined Contribution Plan adopted by each participating employer, all of which (Individual Retirement Accounts, 403(b) custodial accounts, Defined Contribution Plan accounts) are referred to herein as "Accounts", and

WHEREAS, by Agreement dated the 11th day of December, 1998, the Fund appointed the Bank as Custodian for accounts established by the Fund as the sponsor of such Accounts referred to herein; and

WHEREAS, the Bank accepted appointment as Custodian of those individual retirement accounts in accordance with the agreement dated the 11th day of December,1998; and

WHEREAS, Agent agreed to perform certain administrative and recordkeeping duties relative to those individual retirement accounts;

WHEREAS, Paragraph 6 of the Agreement dated the 11th day of December, 1998 provided that Agent should collect all custodial fees due in accordance with the relevant fee schedules and remit to the Bank the applicable amount for the Bank's services as Custodian.


NOW, THEREFORE, the parties to this Agreement agree that the Bank's fee for serving as Custodian of each individual retirement account under the Agreement dated December 11, 1998, is $4.00 per year or any portion thereof. Said fee will, in accordance with the Agreement dated December 11, 1998, be collected by ND Resources, Inc. and transmitted to the Bank.

This Agreement may be terminated or amended at any time by mutual consent of the Bank, Agent or Fund, or upon 30 days' written notice by any party. No modification or amendment of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or representatives.

This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers under authority of their respective Boards of Directors, and their corporate seals to be affixed hereto this 11th day of December, 1998.


                                    UMB BANK, n.a.
                                    as Custodian


                                    By:  /William A. Hann/

                                    Title:  Senior Vice President
                                            Employee Benefits Division

Attest: /Rhonda Thiedke/
        Assistant Secretary


                                    ND RESOURCES, INC.


                                    By:  /Mark R. Anderson/

                                    Title:  Shareholder Services Manager


                                    INVESTORS RESEARCH, INC.


                                    By:  /Hugh J. Haferkamp/

                                    Title:  President